Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

SPACSphere Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Other	Warrants included as part of the units	Other	8,625,000	-	-	-	-	(2)
Fees to be Paid	Equity	Class A ordinary shares underlying the Warrants (as defined below) included as part of the units	Other	8,625,000	$11.50	$99,187,500	0.0001381	13,697.79
Fees to be Paid	Equity	Class A ordinary shares underlying the Share Rights (as defined below) included as part of the units(3)	Other	985,715	$10.00	$9,857,150	0.0001381	1,361.27
Fees Previously Paid	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, one-half of one redeemable warrant (“Warrant”), and one right (“Share Right”) to receive one-fifth of one Class A ordinary share(4)	457(a)	17,250,000	$10.00	$172,500,000	0.0001531	$26,409.75	(5)
Fees Previously Paid	Equity	Class A ordinary shares, $0.0001 par value included as part of the units(6)	Other	17,250,000	-	-	-	-	(2)
Fees Previously Paid	Equity	Share Rights included as part of the units(6)	Other	17,250,000	-	-	-	-	(2)
Fees Previously Paid	Equity	Class A ordinary shares underlying the Share Rights included as part of the units	Other	2,464,285	$10.00	$24,642,850	0.0001531	3,772.82	(7)
	Total Offering Amounts					$306,187,500		$45,241.64
	Total Fees Previously Paid							30,182.57
	Net Fee Due							$15,059.07

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	No fee pursuant to Rule 457(g).
(3)	Represents the additional number of Class A ordinary shares underlying the Share Rights subsequent to the change in Share Rights per Unit from 1/7 to 1/5, in addition to the 2,464,285 Class A ordinary shares underlying the Share Rights previously registered and paid for on September 19, 2025.
(4)	Represents 17,250,000 units, including 15,000,000 units to be issued in the offering and up to 2,250,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(5)	$26,409.75 of such amount has been previously paid in connection with the prior filing on Form S-1 on September 19, 2025, where the Registrant paid fees for (i) units, each previously consisting of one Class A ordinary share and one right to receive one-seventh of one Class A ordinary share (“Previous Share Right”), (ii) Class A ordinary shares, $0.0001 par value included as part of the units, (iii) Previous Share Rights included as part of the units, and (iv) 2,464,285 Class A ordinary shares underlying the Previous Share Rights included as part of the units.
(6)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(7)	$3,772.82 of such amount has been previously paid in connection with the prior filing on Form S-1 on September 19, 2025 where the Registrant paid fees for (i) units, each previously consisting of one Class A ordinary share and one right to receive one-seventh of one Class A ordinary share (“Previous Share Right”), (ii) Class A ordinary shares, $0.0001 par value included as part of the units, (iii) Previous Share Rights included as part of the units, and (iv) 2,464,285 Class A ordinary shares underlying the Previous Share Rights included as part of the units.